EXHIBIT 99.1

Houston Wire & Cable Company Reports Record Second Quarter 2006 Results in Sales and Earnings

HOUSTON, Aug. 14, 2006 (PRIMEZONE) -- Houston Wire & Cable Company (Nasdaq:HWCC) (the "Company") announced today record performance for its second quarter and six months ended June 30, 2006.

 Highlights for the second quarter of 2006 compared with the second quarter of 2005:

   - Sales increased 80 percent to $84.2 million from $46.7 million.
     Internal growth accounted for the entire increase in sales
   - Gross Margin increased to 29.1 percent from 25.8 percent
   - Operating Income increased 241.0 percent to $14.6 million from
     $4.3 million
   - Net Income increased 268.5 percent to $8.3 million from
     $2.2 million
   - Basic and diluted earnings per share were $0.48 for the second quarter of 2006

 Highlights for the first six months of 2006 compared to the first six months of 2005:

   - Sales increased 68 percent to $150.6 million from $89.8 million.
     Internal growth accounted for the entire increase in sales.
   - Gross Margin increased to 28.2 percent from 25.9 percent
   - Operating Income increased 187.9 percent to $23.5 million from
     $8.2 million
   - Net Income increased 207 percent to $13.1 million from
     $4.3 million
   - Basic and diluted earnings per share were $0.77 for the six months ended June 30, 2006

Charles Sorrentino, President and CEO, commented, "We are obviously very pleased to report these results in our first quarter as a public company. Strong end-user market customer demand, increased customer penetration and higher commodity prices contributed to the sales growth in the quarter. We continue to gain traction from our five key growth initiatives, including Emission Controls, Engineering & Construction, Industrials, LifeGuard(TM) private branded products and Utility Power Generation. In spite of record sales and a significant increase in throughput within our distribution facilities we were able to maintain very high customer service levels.

"Customer activity continues to be relatively strong. We expect revenue growth in the second half of 2006 compared to second half of 2005 to be 15-20 percent, which is in excess of our long-term annual growth target of 10-15 percent. Gross margin at 29.1 percent was a record quarterly high for our Company. However, the combination of significant second quarter demand when matched with our expanded inventory position provided pricing opportunities that we believe will not be repeatable in the second half. If sales reach these revised levels, we expect net income in the range of $11-13 million for the second half of 2006. As a reminder, we still approximate future annual sales growth targets in the range of 10-15 percent.

"We remain very enthusiastic about the long term growth opportunities for our Company."

Second Quarter 2006 Results

Sales in the second quarter of 2006 increased 80 percent to a record $84.2 million from $46.7 million in the second quarter of 2005. Internal growth accounted for the entire increase in sales. The Company estimates that of this 80 percent increase, approximately 15-20 percent is attributable to growth in demand from its core distributor business, 10-15 percent reflects increased commodity prices for certain components of the Company's products, principally copper and polymers, and 45-55 percent represents growth from the five major growth initiatives, encompassing Emission Controls, Engineering & Construction, Industrials, LifeGuard(TM) private branded products and Utility Power Generation.

Gross Profit increased 103.5 percent to $24.5 million for the second quarter of 2006 from $12.1 million in 2005, and gross margin increased to 29.1 percent in 2006 from 25.8 percent in 2005. The increase in the Company's gross margin for the second quarter of 2006 as compared to the second quarter of 2005 was principally a result of an improved product mix and better price realization from the Company's decision to improve product availability and service through increased inventory levels. Finally, increased demand for value-added services such as Cable Management enhanced gross margin. We believe that the 29.1 percent gross margin the Company achieved in the second quarter to be a peak and likely not sustainable near term.

Operating Expenses for the second quarter increased $2.2 million, or 28.0 percent, to $10.0 million in 2006 compared to $7.8 million in 2005, reflecting an increase in salaries and commissions of $1.5 million from the higher sales level and modest increases in other operating costs. As a percentage of sales, overall operating expenses decreased to 11.8 percent in 2006 from 16.7 percent in 2005, reflecting the Company's ability to leverage fixed costs over the higher sales volume.

Operating Income increased 241.0 percent to a record $14.6 million in 2006 from $4.3 million in 2005 as a result of the significant increase in sales, gross margin and operating leverage. As a percentage of sales, operating income increased to 17.3 percent from 9.2 percent, reflecting the increase in gross margin and the lower operating expense rate and continued productivity improvements.

Interest Expense increased $0.4 million to $1.1 million for the second quarter of 2006, due primarily to higher borrowing levels used to pay a one-time dividend to shareholders in December of 2005. Income tax expense for the quarter was $5.2 million in 2006, an effective tax rate of 38.6 percent, compared to $1.3 million in 2005, an effective rate of 36.8 percent. We expect our fiscal 2006 effective income tax rate to be approximately 38.8 percent.

The Company achieved record second quarter net income of $8.3 million in 2006 compared to net income of $2.2 million in 2005, an increase of 268.5 percent.

The Company also estimates that net income benefited by $1.5-$2.0 million due to the effect of product inflation during the second quarter of 2006.

Year-to-Date 2006 Financial Results

Sales in the first half of 2006 increased 68 percent to a record $150.6 million from $89.8 million in the first half of 2005. Internal growth accounted for the entire increase in sales. The Company estimates that the growth in sales for the first half is attributable to 12-16 percent of growth in core distributor demand, 5-7 percent in inflation, principally from copper and higher polymer prices, and 45-51 percent of growth from the five major end-user market growth initiatives, encompassing Emission Controls, Engineering & Construction, Industrials, LifeGuard(TM) private branded products and Utility Power Generation.

Gross Profit for the six month period increased 83.2 percent to $42.5 million in 2006 from $23.2 million in 2005, and gross margin increased to 28.2 percent in 2006 from 25.9 percent in 2005. The increase in the Company's gross margin for the first half of 2006 as compared to the first half of 2005 was principally a result of an improved product mix. Better price realization, a result of a decision to improve product availability and service through increased inventory levels, was a contributor to improved gross profit. Additionally, forward inventory purchases tempered price increases from suppliers.

Operating Expenses increased $ 4.0 million, or 26.3 percent, in the first half of 2006 compared to 2005, reflecting an increase in salaries and commissions of $2.3 million from the higher sales level and modest increases in other operating costs. As a percentage of sales, overall operating expenses decreased to 12.6 percent in 2006 from 16.8 percent in 2005, reflecting the Company's ability to leverage fixed costs over the higher sales volume.

Operating Income for the six month period increased 187.9 percent to a record $23.5 million in 2006 from $8.2 million in 2005 as a result of the significant increase in sales, gross margin, and operating leverage. As a percentage of sales, operating income increased to 15.6 percent from 9.1 percent, reflecting the increase in gross margin, the lower operating expense rate, and continued productivity improvements.

Interest Expense increased $0.7 million to $2.2 million in the first half of 2006, due primarily to higher borrowing levels used to pay a one-time dividend to shareholders in December of 2005. Income tax expense for the first half was $8.3 million in 2006, an effective tax rate of 38.8 percent, compared to $2.5 million in 2005, an effective rate of 36.8 percent. We expect our fiscal 2006 effective income tax rate to be approximately 38.8 percent.

The Company achieved record net income of $13.1 million for the first half of 2006 compared to net income of $4.3 million for the first half of 2005, an increase of 207.1 percent.

The Company also estimates that net income benefited by $2.4-$3.6 million due to the effect of product inflation during the first half of 2006.

Conference Call

The Company will host a conference call to discuss second quarter 2006 financial results today at 10:00 am CST. Hosting the call will be Charles Sorrentino, President and Chief Executive Officer, and Nicol Graham, Chief Financial Officer.

This call is being webcast by Thomson/CCBN and can be accessed at HWC's Web site at www.houwire.com. Institutional investors can access the call at (www.streetevents.com), a password-protected event management site hosted by Thomson Street Events.

Once the call has been completed, the webcast will be available at www.houwire.com for 30 days. A replay of the telephone conference will be available until August 21, 2006. Interested parties should use the following replay phone numbers:

 Primary Replay Number:         (888) 286 - 8010
 Secondary Replay Number:       (617) 801 - 6888
 Participant Password:          28238397

About the Company

With more than 30 years of experience in the electrical industry, Houston Wire & Cable Company is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market. Headquartered in Houston, HWC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard, a low-smoke, zero-halogen cable. HWC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

The Houston Wire & Cable Company logo is available at http://www.primezone.com/newsroom/prs/?pkgid=2807

Forward-Looking Statements

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, economic downturns and cyclicality in the markets we serve, risks associated with inventory, fluctuations in the prices of copper and other commodities, changes in our relationships with customers, dependence on third-party manufacturers and suppliers, changes in the terms of vendor rebate programs, loss of key personnel or difficulties recruiting and retaining new qualified personnel, market acceptance of our private branded products, success of our initiatives to penetrate targeted markets, future capital needs and uncertainty of additional financing, new or changed competitors and other risks and challenges. For a discussion of these and other risks, please read the "Risk Factors" section of the prospectus relating to the Company's recent IPO.

In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

                    HOUSTON WIRE & CABLE COMPANY
                   Part I. FINANCIAL INFORMATION

                     Consolidated Balance Sheets
                  (In thousands, except share data)

                                              June 30,    December 31,
                                                2006         2005
                                              ---------    ---------
                                             (Unaudited)
 Assets
 Current assets:
  Accounts receivable, less allowance of
   $455 at  June 30, 2006 and $447 at
   December 31, 2005                          $  52,844    $  41,778
  Inventories, net                               53,991       31,306
  Deferred income taxes                           1,188          826
  Prepaid expenses                                  453          490
                                              ---------    ---------
 Total current assets                           108,476       74,400

 Property and equipment, net                      2,807        2,733
 Goodwill                                         2,996        2,996
 Deferred income taxes                              775        1,146
 Other assets, net                                  308          435
                                              ---------    ---------
 Total assets                                 $ 115,362    $  81,710
                                              =========    =========
 Liabilities and stockholders' equity
 Current liabilities:
  Book overdraft                              $   4,750    $   2,119
  Trade accounts payable                         17,204        8,268
  Accrued and other current liabilities          10,618        8,351
  Income taxes payable                            2,256          824
  Short-term obligations                         16,755        3,468
                                              ---------    ---------
 Total current liabilities                       51,583       23,030
                                              ---------    ---------
 Long-term obligations                               --       57,938

 Stockholders' equity:
  Common stock, $.001 par value;
   100,000,000 shares authorized:
   20,867,173 shares issued and
   outstanding at June 30, 2006 and
   16,606,673 at December 31, 2005                   21           17
  Additional paid-in capital                     50,720        1,302
  Unearned stock compensation                        --         (559)
  Retained earnings                              13,056           --
  Treasury shares, at cost                          (18)         (18)
                                              ---------    ---------
 Total stockholders' equity                      63,779          742
                                              ---------    ---------
 Total liabilities and stockholders' equity   $ 115,362    $  81,710
                                              =========    =========

                     HOUSTON WIRE & CABLE COMPANY
                  Consolidated Statements of Income
                             (Unaudited)

           (In thousands, except share and per share data)

                       Three Months Ended         Six Months Ended
                             June 30,                 June 30,
                     -----------------------   -----------------------
                        2006        2005          2006         2005
                     ----------   ----------   ----------   ----------
 Sales               $   84,184   $   46,652   $  150,612   $   89,758
 Cost of sales           59,657       34,599      108,094       66,548
                     ----------   ----------   ----------   ----------
 Gross profit            24,527       12,053       42,518       23,210

 Operating Expenses:
  Salaries and
   commissions            5,947        4,413       11,019        8,702
  Other operating
   expenses               3,844        3,133        7,592        6,541
  Management fee             83          125          208          250
  Recovery from
   litigation                --           --           --         (672)
  Depreciation and
   amortization              90          111          183          221
                     ----------   ----------   ----------   ----------
                          9,964        7,782       19,002       15,042
                     ----------   ----------   ----------   ----------
 Operating income        14,563        4,271       23,516        8,168
 Interest expense         1,120          724        2,174        1,437
                     ----------   ----------   ----------   ----------
 Income before income
  taxes                  13,443        3,547       21,342        6,731
 Income taxes             5,189        1,307        8,286        2,480
                     ----------   ----------   ----------   ----------
 Net income          $    8,254   $    2,240   $   13,056   $    4,251
                     ==========   ==========   ==========   ==========
 Earnings per share:
   Basic             $     0.48   $     0.13   $     0.77   $     0.26
                     ==========   ==========   ==========   ==========
   Diluted           $     0.48   $     0.13   $     0.77   $     0.25
                     ==========   ==========   ==========   ==========
 Weighted average
  common shares
  outstanding
   Basic             17,084,206   16,606,673   16,850,196   16,606,673
                     ==========   ==========   ==========   ==========
   Diluted           17,186,940   16,701,880   16,948,576   16,699,517
                     ==========   ==========   ==========   ==========

                     HOUSTON WIRE & CABLE COMPANY
                Consolidated Statements of Cash Flows
                             (Unaudited)

                            (In thousands)
                                                  Six Months Ended
                                                      June 30,
                                                --------------------
                                                  2006        2005
                                                --------    --------
 Operating activities
 Net income                                     $ 13,056    $  4,251
 Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
   Depreciation                                      183         221
   Amortization of capitalized loan costs            157          62
   Amortization of unearned stock compensation        56          --
   Deferred interest                                  --         550
   Provision for doubtful accounts                    --          23
   Provision for inventory obsolescence             (224)        (50)
   Deferred income taxes                               9         112
   Changes in operating assets and liabilities:
    Accounts receivable                          (11,066)     (1,965)
    Inventories                                  (22,461)        (88)
    Prepaid expenses                                  37        (197)
    Other assets                                     (30)         (8)
    Book overdraft                                 2,631        (113)
    Trade accounts payable                         8,936       2,336
    Accrued and other current liabilities          2,267        (669)
    Income taxes payable                           1,432         327
                                                --------    --------
 Net cash provided by (used in)
  operating activities                            (5,017)      4,792

 Investing activities
  Expenditures for property, plant,
   and equipment                                    (257)       (150)
                                                --------    --------
 Net cash used in investing activities              (257)       (150)

 Financing activities
  Borrowing on revolver                          150,953      97,579
  Payments on revolver                           185,417)    (96,221)
  Payments on long-term obligations              (10,187)         --
  Payments on junior subordinated debt                --      (6,000)
  Proceeds from exercise of common
   stock options                                       6          --
  Proceeds from sale of common stock              51,381          --
  Payment of common stock offering costs          (1,482)         --
  Excess income tax benefit for common
   stock options                                      20          --
                                                --------    --------
 Net cash provided by (used in)
  financing activities                             5,274      (4,642)
                                                --------    --------
 Net change in cash                                   --          --
 Cash at beginning of period                          --          --
                                                --------    --------
 Cash at end of period                          $     --    $     --
                                                ========    ========

CONTACT:  Houston Wire & Cable Company
          Hope M. Novosad
          (713) 609-2110
          hnovosad@houwire.com